Exhibit 10.2

February 16, 2021

Artius Acquisition Inc.

3 Columbus Circle, Suite 2215

New York, NY 10019

Re: Sponsor Letter Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being delivered in connection with the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of the date hereof, by and among (i) Artius Acquisition Inc., a Cayman Islands exempted company (“Artius”), (ii) Micromidas, Inc., a Delaware corporation (the “Company”) and (iii) Zero Carbon Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Artius. Certain capitalized terms used herein are defined in paragraph 5 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

In order to induce the Company and Artius to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Artius Acquisition Partners LLC (the “Sponsor”) agrees with Artius, as follows:

1.	Sponsor Voting Agreements. The Sponsor shall:

a)	appear at the Artius Stockholder Meeting or otherwise cause all of the Founder Shares owned by it to be counted as present thereat for the purpose of establishing a quorum;

b)

vote or cause to be voted at the Artius Stockholder Meeting all of its Founder Shares (i) in favor of each Artius Stockholder Voting Matter and any other matters necessary or reasonably requested by Artius in connection with the Transactions and (ii) against any proposal in opposition to the approval of the Merger Agreement or inconsistent with the Merger Agreement or the Transactions; and

c)	not redeem any of its Founder Shares in connection with the Required Artius Vote.

The obligations of Sponsor specified in this paragraph 1 shall apply whether or not the Merger or any action described above is recommended by the Artius Board or the Artius Board has effected an Artius Change in Recommendation.

2.

Vesting Provisions for Founder Shares. The Sponsor agrees that, effective upon the Closing, 4,500,000 Founder Shares then held by the Sponsor shall be subject to the vesting and forfeiture provisions set forth in this paragraph 2 (the “Sponsor Vesting Shares”). In addition to and without limiting any restrictions on Transfers set forth in the Lock-up Agreement, the Sponsor agrees that it shall not (and will cause its Affiliates not to) Transfer any unvested Sponsor Vesting Shares prior to the date such Sponsor Vesting Shares become vested pursuant to this paragraph 2.

a)	Vesting of Shares.

i.

One third of the Sponsor Vesting Shares shall vest at such time as a $15.00 Stock Price Level is reached during the three (3) year period following the Closing Date (the Sponsor Vesting Shares eligible to vest pursuant to this paragraph, the “First Tranche Vesting Shares”).

ii.

One third of the Sponsor Vesting Shares shall vest at such time as a $20.00 Stock Price Level is reached during the four (4) year period following the Closing Date (the Sponsor Vesting Shares eligible to vest pursuant to this paragraph, the “Second Tranche Vesting Shares”).

iii.

One third of the Sponsor Vesting Shares shall vest at such time as a $25.00 Stock Price Level is reached during the five (5) year period following the Closing Date (the Sponsor Vesting Shares eligible to vest pursuant to this paragraph, the “Third Tranche Vesting Shares”).

Upon vesting pursuant to this paragraph 2(a), any such vested shares shall be owned by the Sponsor free and clear of any restrictions under this Letter Agreement.

b)

Dividends. The Sponsor shall not be entitled to receive dividends and other distributions with respect to such Sponsor Vesting Shares prior to vesting; provided, that dividends and other distributions with respect to Sponsor Vesting Shares shall be set aside by Artius and shall be paid to the Sponsor upon the vesting of such Sponsor Vesting Shares.

c)

Acceleration of Vesting upon an Artius Sale. Notwithstanding the foregoing, in the event Artius enters into a definitive agreement with respect to an Artius Sale on or before the fifth (5th) anniversary of the Closing Date, all Sponsor Vesting Shares that have not been forfeited pursuant to paragraph 2(d) and remain unvested, if any, shall vest on the day prior to the closing of such Artius Sale. For the avoidance of doubt, following a transaction or business combination that is not an “Artius Sale” hereunder, including a transaction or business combination in which the equity securities of the surviving entity of such business combination or other transaction to be received by the Sponsor are registered under the Exchange Act and listed or quoted for trading on a national securities exchange, the equitable adjustment provisions of paragraph 11 shall apply, including, without limitation, to the performance vesting criteria set forth in paragraph 2(a).

d)

Forfeiture of Unvested Sponsor Vesting Shares. First Tranche Vesting Shares that remain unvested on the first Business Day after the third (3rd) anniversary of the Closing Date shall be surrendered by the Sponsor to Artius, without any consideration therefor. Second Tranche Vesting Shares that remain unvested on the first Business Day after the fourth (4th) anniversary of the Closing Date shall be surrendered by the Sponsor to Artius, without any consideration therefor. Third Tranche Vesting Shares that remain unvested on the first Business Day after the fifth (5th) anniversary of the Closing Date shall be surrendered by the Sponsor to Artius, without any consideration therefor. The Sponsor shall forfeit the right to receive any accrued dividends in respect of any Sponsor Vesting shares forfeited pursuant to this paragraph.

e)

Stock Price Level. For purposes of paragraph 2(a), the applicable “Stock Price Level” will be considered achieved only when the VWAP of Artius Class A Common Stock equals or exceeds the applicable threshold for 10 consecutive trading days during the specified time period. The Stock Price Levels shall be adjusted appropriately in light of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related to the Artius Class A Common Stock.

f)

Waiver of Conversion Ratio Adjustment. (A) Section 17.2 of the Artius A&R Memorandum and Articles provides that each Founder Share shall automatically convert into one Artius Class A Ordinary Share (the “Initial Conversion Ratio”) at the time of the Business Combination, and (B) Section 17.3 of the Artius A&R Memorandum and Articles provides that the Initial Conversion Ratio shall be adjusted (an “Adjustment”) in the event that additional Artius Class A Common Shares or any other “Equity-linked Securities” (as defined in the Artius A&R Memorandum and Articles) are issued in excess of the amounts offered in Artius’ initial public offering of securities and related to the closing of a Business Combination such that the Sponsor shall continue to own 20% of the issued and outstanding shares of Artius Capital Stock and Equity-linked Securities after giving effect to such issuance (excluding any shares of Artius Capital Stock or Equity-linked Securities issued to any seller in a Business Combination). As of and conditioned upon the Closing, the Sponsor hereby irrevocably relinquishes and waives any and all rights the Sponsor has or will have under Section 17.3 of the Artius A&R Memorandum and Articles to receive shares of Artius Capital Stock in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing Founder Shares held it in connection with the Closing as a result of any Adjustment.

3.

Excess Artius Transaction Expenses. If the Artius Transaction Expenses (as finally determined in accordance with the procedures set forth in Section 2.2(a) of the Merger Agreement) exceed the Artius Transaction Expense Cap, then on the Closing Date the Sponsor shall pay or cause to be paid the full amount of such excess (if any) to the Company by wire transfer of immediately available funds to an account designated in writing by the Company.

4.

Transfers. The Sponsor will abide by the lock-up provisions contained in Section 7 of the Letter Agreement, dated as of July 13, 2020, by and among Artius, the Sponsor and certain Insiders (as defined therein) signatory thereto during the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 7.1 of the Merger Agreement. Any Person to whom the Sponsor Transfers any Founder Shares in accordance with Section 7 of the Letter Agreement prior to the Effective Time shall become a party to the Lock-Up Agreement as a condition to any such Transfer. Any attempted Transfer of Founder Shares or any interest therein in violation of this paragraph 4 shall be null and void.

5.	Definitions. As used herein, the following terms shall have the respective meanings set forth below:

a)

“Artius Sale” shall mean the occurrence of any of the following events: (i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of Artius representing more than 50% of the combined voting power of Artius’ then outstanding voting securities, (ii) there is consummated a merger or consolidation of Artius with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the board of directors of Artius immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) the voting securities of Artius immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, (iii) there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Artius of all or substantially all of the assets of Artius and its Subsidiaries, taken as a whole, other than such sale or other disposition by Artius of all or substantially all of the assets of Artius and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Artius in substantially the same proportions as their ownership of Artius immediately prior to such sale, or (iv) any liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Artius Stockholders having the right to exchange their shares of Artius Class A Common Stock for cash, securities or other property.

b)	“Artius Transaction Expense Cap” has the meaning set forth in Exhibit A.

c)	“beneficially own,” “beneficial ownership” and “beneficial owner” shall have the meaning ascribed to such phrase in Section 13(d) of the Exchange Act.

d)

“Founder Shares” shall mean, prior to the Domestication and the Artius Pre-Closing Conversion, the Artius Class B Ordinary Shares owned by the Sponsor, and following the Domestication and the Artius Pre-Closing Conversion, the shares of Artius Class A Common Stock owned by the Sponsor.

e)

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

Miscellaneous

6.

Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. The parties hereto have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions of this Agreement, and the parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto and, prior to the Closing, the Company.

7.

Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party (including by operation of Law) without the prior written consent of the other party and, prior to the Closing, the Company. Any purported assignment or delegation not permitted under this paragraph shall be null and void.

8.

Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or if such court declines jurisdiction then in any court of the State of Delaware or the Federal District Court for the District of Delaware) and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

9.

Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email prior to 6:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested.

10.

Termination. This Letter Agreement shall terminate on the earlier of (i) the vesting in full and delivery of all Sponsor Vesting Shares, (ii) immediately following the liquidation of Artius or (iii) the termination of the Merger Agreement in accordance with its terms. No such termination shall relieve the Sponsor or Artius from any liability resulting from a breach of this Letter Agreement occurring prior to such termination.

11.

Equitable Adjustments. If, and as often as, there are any changes in Artius, the Founder Shares or the Artius Capital Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Letter Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Artius, Artius’ successor or the surviving entity of such transaction, the Founder Shares or Artius Capital Stock, each as so changed. For the avoidance of doubt, such equitable adjustment shall be made to the applicable Stock Price Levels set forth in paragraph 2.

12.

Specific Performance. The Sponsor acknowledges that its obligations under this Letter Agreement are unique, recognizes and affirms that in the event of a breach of this Letter Agreement by the Sponsor, money damages will be inadequate and Artius will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed by the Sponsor in accordance with their specific terms or were otherwise breached. Accordingly, Artius shall be entitled to an injunction or restraining order to prevent breaches of this Letter Agreement by the Sponsor and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Letter Agreement, at law or in equity.

13.

Third Party Beneficiary – The Company shall be a third party beneficiary of the agreements made hereunder between Artius and the Sponsor and shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights hereunder.

[Signatures Follow]

Sincerely,

SPONSOR:

ARTIUS ACQUISITION PARTNERS LLC

By:
Name: [●]
Title: [●]

Acknowledged and Agreed:

ARTIUS:

ARTIUS ACQUISITION INC.

By:
Name: [●]
Title: [●]

Exhibit A

Artius Transaction Expense Cap

“Artius Transaction Expense Cap” shall equal the sum of the following:

1.	$38,000,000;

2.

any fees, costs and expenses incurred or payable by Artius, the Acquired Companies or the Sponsor, in connection with entry into the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements and in connection with the negotiation, preparation and execution of the PIPE Investment, including any commitment or other fees or other inducements related thereto;

3.	Financial printer expenses;

4.	Proxy solicitation expenses;

5.	all fees, costs and expenses paid or payable pursuant to the Tail Policy;

6.	Transfer Taxes;

7.	all filing fees paid or payable to a Governmental Entity in connection with any filing made under the Antitrust Laws; and

8.	fees associated with the Parties’ retention of an executive search firm to assist with recruiting the 3 independent directors for the Artius Board.